Exhibit 99.1

MEMSIC Appoints Julin Mao Vice President of the Industrial Business Unit

Andover, MA – January 4, 2008 – MEMSIC, Inc. (NasdaqGM: MEMS) today announced the appointment of Julin Mao as Vice President of the newly formed Industrial Business Unit and acting General Manager of China Manufacturing Operations, succeeding Feiming Huang, who resigned as Vice President and General Manager to pursue other interests, effective January 3, 2008.

Mr. Mao has a history of operational leadership in energy utilities management and specific expertise in the application of MEMS technology to mass flow meters. He joins MEMSIC from Hangzhou Sinomems Technology Co., Ltd in Zhejiang, China where he was General Manager since June of 2004. Prior to Hangzhou Sinomems, Mr. Mao spent four years as Chief Technical Officer of Pacific Systems Control Technology, Inc., in Menlo Park, CA, and two years as Chief Operations Officer at CAST Open System Control Co., Ltd, in Beijing, China. Mr. Mao also has 10 years’ experience as a senior engineer and project manager at Zhejiang Province Electric Corp. in Zhejiang, China. He holds an MS in Power Systems Engineering from the Electrical Power Research Institute of China in Beijing and a BS in Electrical Engineering from Tsinghua University in Beijing, China.

“We are excited to have a professional with Julin Mao’s experience in the energy industry join our organization to head our newly formed Industrial Business Unit. We are also pleased to appoint Mr. Mao Acting General Manager of our China operations given his extensive experience managing related operations,” stated Dr. Yang Zhao, President and CEO of MEMSIC.

“We thank Mr. Feiming Huang for his contributions managing our China operations for the last eight years and wish him the best of luck as he pursues other interests,” Zhao continued.

About MEMSIC

Headquartered in Andover, Massachusetts, MEMSIC, Inc. provides advanced semiconductor sensor and system solutions based on integrated micro electromechanical systems, or MEMS, technology and mixed signal circuit design. Its accelerometer products are used to measure tilt, shock, vibration and acceleration, and have a wide range of applications such as mobile phones, automotive safety systems and video projectors. MEMSIC combines proprietary thermal-based MEMS technology and advanced analog mixed signal processing circuitry design into a single chip using a standard complementary metal-oxide semiconductor, or CMOS, process.

For further information, please visit www.memsic.com.

Investor Contact:

Garo Toomajanian

ICR, Inc.

(978) 738-0900 x240

ir@memsic.com